Exhibit 99.1

Medicare Reimbursement Reduction for Physical Therapy Services

HOUSTON--(BUSINESS WIRE)--January 8, 2013--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced that the American Taxpayer Relief Act of 2012 signed into law last week includes provisions which will reduce reimbursement for physical therapy services provided to Medicare patients.

In 2011, Centers for Medicare & Medicaid Services (“CMS”) adopted a multiple procedure payment reduction (“MPPR”) for therapy services. Under MPPR, the Medicare program pays 100% of the practice expense component of the Relative Value Unit (“RVU”) for the therapy procedure with the highest RVU and then reduces the payment for the practice expense component of the RVU for additional procedures. In 2011 and 2012 the reduction applicable for subsequent procedures provided in outpatient physical therapy clinics was either 20% or 25% depending upon the clinic’s Medicare certification. The new law increases the MPPR reduction for subsequent procedures to 50% effective April 1, 2013.

In 2012, Medicare patients accounted for approximately 23% of U.S. Physical Therapy’s total physical therapy patient revenue. The Company’s management estimates that the impact to the Company’s average net reimbursement for Medicare patients will range from approximately $8.00 to $10.00 per Medicare patient visit. The effect to the Company’s overall average net rate per visit, including all Medicare and non Medicare patients, is estimated to be a $1.84 to $2.30 per visit reduction. U.S. Physical Therapy reported an overall average net rate per visit, including Medicare and non Medicare patients, of $105.31 for the first nine months of 2012. The estimated net income impact to the Company from the rate reduction is $1.6 million to $2.1 million or $.13 to $.18 in diluted earnings per share in 2013.

Chris Reading, Chief Executive Officer, said, “Our team is working real-time on a number of initiatives in order to mitigate the impact of this unfortunate Medicare reimbursement reduction. This is a significant challenge but one that I am confident that we can ultimately overcome. The impact of this change will be felt across the outpatient rehabilitation industry and will be especially difficult for less well-resourced providers.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 431 clinics in 43 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 15 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, (646) 536-7017
or
Amy Glynn, (646) 536-7023